EXHIBIT 99 a

  SUBORDINATED TERM NOTE


  $___________________
                                              Elk Grove Village, Illinois

  February __, 2000


  1. FOR VALUE RECEIVED, Circuit Systems, Inc., an Illinois corporation ("Company"), promises to pay to __________________ ("Payee"), on February __, 2005 (the "Maturity Date"), the principal sum of ______________________________ ($_________) or so much thereof as may be outstanding on the Maturity Date, together with interest on the unpaid principal balance from time to time outstanding from the date of this Note until paid, at the rate of twelve percent (12%) per annum. Interest shall be computed for the actual number of days elapsed on the basis of a year consisting of 360 days.

  2. Payments. Company will pay: (a) accrued interest in the amount of ________________ Dollars ($__________) on the first day of August 2000;
  (b) interest in quarterly installments of________ Dollars ($_______) on the first day of November 2000 and on the first day of each February, May, August, and November thereafter through the _____ day of February 2002; and (c) principal and interest in the amount of_________ Dollars ($_________) on the first day of March 2002 and on the first day of each month thereafter with a final payment of principal and accrued interest in the amount of_____________________________________ Dollars
  ($_________)(together with all other obligations due under this Note) on the Maturity Date, unless sooner paid.

  3. Default; Rate of Interest. Failure of Company to pay any sum within fifteen (15) days of the date such sum becomes due and payable under this Note, including without limitation, interest or principal or both, and either as an installment or on the Maturity Date, shall constitute an event of default ("Default") hereunder. Upon and after the occurrence of a Default, this Note shall bear interest on the principal amount outstanding from time to time at a rate (the "Default Rate") equal to fifteen percent (15%) per annum until paid.

  4. Acceleration. If Default occurs in any payment of principal or interest under this Note, then the entire principal balance of this Note then outstanding, together with interest accrued thereon, shall become immediately due and payable without further demand or notice.

  5. Prepayment. Company has the right, exercisable in its sole discretion, to prepay, in whole or in part, any of the obligations hereunder without penalty or premium, upon ten (10) days' prior notice to Payee, subject to the conversion rights set forth herein. Upon surrender of a Note that is paid in part, the Company shall issue to Payee a new Note equal in principal amount of the unpaid portion of the Note surrendered.

  6. Conversion into Common Shares. Payee may convert the outstanding principal amount of this Note, or any portion of the outstanding principal amount, into fully paid and nonassessable no par value common shares, of Company ("Common Shares"), on the following terms at any time after April 1, 2000 and prior to January 31, 2002:

       (a) Conversion Rate. As a condition of the borrowing evidenced hereby, Company hereby grants a conversion right to Payee permitting the outstanding principal amount of this Note to be repaid, in whole or in part, through conversion into Common Shares in Company, or its successor, at a rate equal to $1.00 multiplied by a fraction, the numerator of which is the principal amount of this Note to be converted and the denominator is the lower of: (a) $1.00; and (b) the average closing price for the common shares of Company for the ten (10) trading days that the Common Shares actually traded preceding the date upon which any Notice of Conversion (hereinafter defined) is delivered to the Company ("Conversion Rate"). Common Shares issued upon any exercise of conversion rights will be unregistered common shares in Company, or its successor. Payee may exercise conversion rights upon ten (10) days' prior written notice ("Notice of Conversion") to Company after April 1, 2000 and at any time prior to January 31, 2002.

       (b) Manner of Conversion. To convert this Note, Payee shall surrender this Note to Company, accompanied by a signed Notice of Conversion delivered to Company. If less than the full principal amount of this Note is to be converted, a new Note shall be issued for the unconverted principal amount. As soon as practicable after the surrender of this Note, the Company shall issue and deliver: (i) a certificate for the number of full Common Shares issuable upon conversion; and (ii) cash as provided in Section 6(d) below for any fraction of a Common Share which would otherwise be issuable upon conversion.

       (c) Adjustment for Interest. No adjustment or allowance shall be made for interest on the principal amount of this Note surrendered for conversion, except that upon conversion interest accrued but unpaid on the amount surrendered for conversion shall be paid in cash.

       (d) Fractional Shares. No fractional Common Shares shall be issued upon conversion of this Note. In place of a fractional share, Company shall pay Payee of this Note a dollar amount equal to the Conversion Rate of the fractional share.

       (e) Merger. In case Company shall be consolidated or merged with another company, or substantially all of its assets shall be sold to another company in exchange for stock with the view to distributing such stock to its stockholders, each share of stock into which this
  Note is convertible shall be replaced for the purposes hereof by the securities or property issuable or distributable in respect of one share of Common stock of Company upon such consolidation, merger or sale, and adequate provision to that effect shall be made at the time thereof. Company will provide Payee at least five (5) days' prior written notice of any event described in this Subsection 6(e).

       (f) Reservation of Common Shares. The Company shall take or has taken all steps necessary to reserve a number of its authorized but unissued Common Shares sufficient for issuance upon conversion of this Note pursuant to this Section 6.

  7.   Security.  This Note is unsecured.

  8. Attorneys' Fees and Expenses. If, at any time or times, after a Default occurs, Payee employs counsel for advice or other representation or incurs legal and/or other costs and expenses in connection with any attempt to enforce any rights of Payee against Company under this Note, then, in such event, the reasonable attorneys' fees arising from such services and all reasonably incurred expenses, costs, charges, and other fees of such counsel or of Payee shall be payable on demand by Company to Payee.

  9. No Waiver. Payee's failure, at any time or times hereafter, to require strict performance by Company of any provision of this Note shall not constitute a waiver, or affect or diminish any right of Payee thereafter to demand strict performance by Company under this Note nor shall any such failure constitute a waiver of or affect any other default by Company under this Note.

  10. Waivers by Company. Presentment, notice of dishonor, and protest are hereby waived by all makers, sureties, guarantors and endorsers hereof.

  11. Binding Nature. This Note shall be binding upon and inure to the benefit of the successors and assigns of Company and also the personal representatives of Payee.

  12.  Notices.    All  notices  or  other  communications  required   or
  permitted hereunder shall be in writing and shall be deemed given, delivered, and received:

       (a) when delivered, if delivered personally by a commercial messenger delivery service with verification of delivery;

       (b) two (2) days after mailing, when sent by registered or certified mail, return receipt requested, and postage prepaid;

       (c) one business day after delivery to a private courier service, when delivered to a private courier service providing documented overnight service;

       (d) on the date of delivery if delivered by facsimile and electronically confirmed before 5:00 p.m. (Chicago, Illinois time) on any business day; or

       (e)  on the  next  business  day if  delivered  by  facsimile  and
  electronically confirmed  either after  5:00 p.m.   (Chicago,  Illinois
  time) or on a non-business day, in each case addressed as follows:

       If to Payee:        The last address as recorded
                           on the books and records of Company

       If to Company:      Mr. James E. Robbs
                           Vice President and Chief Financial Officer
                           Circuit Systems, Inc.
                           2400 East Lunt Avenue
                           Elk Grove Village, Illinois  60007
                           Telephone:     847- 439-1999
                           Facsimile:     847- 439-2093

       With a copy to:     Thomas W. Rieck, Esq.
                           Rieck and Crotty, P.C.
                           55 West Monroe Street - Suite 3390
                           Chicago, Illinois  60603
                           Telephone:     312-726-4646
                           Facsimile:     312-726-0647

  or to such other address or addresses as may hereafter by specified by notice given by any of the above to the others.

  13. Subordination. THIS NOTE IS SUBJECT TO THE TERMS AND CONDITIONS OF A CERTAIN SUBORDINATION AGREEMENT DATED AS OF EVEN DATE HEREWITH BY AND BETWEEN COMPANY, PAYEE, AND LASALLE NATIONAL BANK ("SUBORDINATION AGREEMENT"), THE TERMS AND CONDITIONS OF WHICH ARE INCORPORATED HEREIN BY THIS REFERENCE THERETO. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS NOTE, NO PAYMENT ON ACCOUNT OF THE OBLIGATIONS HEREUNDER, WHETHER OF PRINCIPAL, INTEREST OR OTHERWISE, WILL BE MADE, PAID, RECEIVED OR ACCEPTED, EXCEPT IN ACCORDANCE WITH THE TERMS AND CONDITIONS OF THE SUBORDINATION AGREEMENT.

  14. Securities Law Restrictions. Neither this Note, nor the Common Shares issuable upon conversion of this Note, have been registered for sale under the Securities Act of 1933, and neither this Note, nor those Common Shares, nor any interest in this Note or those Common Shares, may be sold, offered for sale, pledged or otherwise disposed of without compliance with applicable securities laws including, without limitation, an effective registration statement related thereto or delivery of an opinion of counsel reasonably acceptable to Company that such registration is not required under the Securities Act of 1933.

  15. Governing Law. This Note shall be enforced in accordance with the laws of the State of Illinois and shall be construed in accordance therewith. The parties hereto agree that all actions or proceedings arising in connection with this Note shall be tried and litigated exclusively in the State and Federal courts located in the County of Cook, State of Illinois. The aforementioned choice of venue is intended by the parties to be mandatory and not permissive in nature, thereby precluding in the possibility of litigation between the parties with respect to or arising out of this Note in any jurisdiction other than that specified in this Section 15. Each party hereby waives any right it may have to assert the doctrine of forum non conveniens or similar doctrine or to object to venue with respect to any proceeding brought in accordance with this Section 15, and stipulates that the State and Federal courts located in the County of Cook, State of Illinois shall have in personam jurisdiction and venue over each of them for the purpose of litigating any dispute, controversy, or proceeding arising out of or related to this Note. Each party hereby authorizes and accepts service of process sufficient for personal mail, return receipt requested, postage prepaid, to its address for the giving of notices as set forth in this Note. Any final judgment rendered against a party in any action of proceeding shall be conclusive as to the subject of such final judgment and may be enforced in other jurisdictions in any manner provided by law.

                                     Circuit Systems, Inc.

                                     By:
                                     ________________________________
                                     James E. Robbs, Vice President and
                                     Chief Financial Officer

                        NOTICE OF CONVERSION


            The undersigned irrevocably exercises the option to convert $___________ in aggregate principal amount outstanding and payable under that Subordinated Term Note dated ________________ ("Note") issued by Circuit Systems, Inc. ("Company") in favor of the undersigned into Common Shares in accordance with the terms of the Note and directs that the Common Shares issuable on conversion be issued and delivered to the undersigned.


  Dated: __________________

                                _______________________________________